Exhibit 10.2

Execution Version

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

among

LANDMARK DIVIDEND GROWTH FUND - F LLC

LANDMARK DIVIDEND LLC

and

LANDMARK INFRASTRUCTURE PARTNERS LP

Dated November 19, 2015

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

THIS MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT (the “Agreement”) is entered into and effective as of November 19, 2015 (the “Effective Date”), by and among Landmark Dividend Growth Fund - F LLC, a Delaware limited liability company (“Fund F”), Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”) and, solely with respect to Article 9, Landmark Dividend LLC, a Delaware limited liability company (the “Sponsor”).  Fund F and the Partnership may be singularly referred to as a “Party” and collectively referred to as the “Parties.”

WITNESS:

WHEREAS, Fund F owns 100% of the issued and outstanding membership interest (the “Membership Interest”) of LD Acquisition Company 10 LLC, a Delaware limited liability company (“LD 10”);

WHEREAS, Fund F desires to contribute and convey to the Partnership, and the Partnership wishes to accept the contribution from Fund F of the Membership Interest, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Partnership, upon the acceptance of the contribution of the Membership Interest from Fund F, intends to contribute the Membership Interest to its wholly owned subsidiary, Landmark Infrastructure Operating Company LLC, a Delaware limited liability company (“OpCo”).

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               The following terms have the meanings specified or referred to in this Article 1.

“Action” has the meaning set forth in Section 3.12.

“Accredited Investor” has the meaning set forth in Section 3.18(a).

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity.  For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise.  Notwithstanding anything herein to the contrary, for the purposes of this Agreement, the Partnership and its subsidiaries (including OpCo) shall be deemed not to be “Affiliates” of Fund F and LD 10 and each of their respective other Affiliates and vice versa.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.4.

“Assets” means with respect to each asset listed on Exhibit A (each a “Scheduled Asset”), all of LD 10’s right, title and interest in and to all real and personal property to the extent constituting or otherwise relating to such Scheduled Asset, including the following (in each case to the extent applicable):

(i)                                     Any real property and other interests in land acquired and owned by LD 10 with respect to any such Scheduled Asset, including any easement, right of way, leasehold interest or similar right to use and/or occupy any real property and/or land (each, a “Real Property Interest”);

(ii)                                  The rights of the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended) or arrangements acquired and held by LD 10 and pursuant to which third-party telecommunications, billboard, wind turbine or other entities occupy or use any real property or personal property relating to such Scheduled Asset; and

(iii)                               Any consents, non-disturbance agreements, purchase agreements, permits, licenses and/or other ancillary agreements or rights acquired, obtained or otherwise held by LD 10 with respect to any Scheduled Assets.

For purposes of clarity, to the extent any contract or agreement relates to both a Scheduled Asset and a separate asset owned, acquired or to be acquired by an Affiliate of Fund F, such contract or agreement shall constitute a portion of the Assets only to the extent relating to such Scheduled Asset and “Assets” shall not include any right, title and interest in and to such contract or agreement to the extent relating to such other asset owned, acquired or to be acquired by such Affiliate of Fund F.

“Assignment Agreements” means (i) that certain Assignment Agreement dated the date hereof between Fund F and the Partnership, evidencing the assignment of the Membership Interest to the Partnership, (ii) that certain Assignment Agreement dated the date hereof between the Partnership and OpCo, evidencing the assignment of the Membership Interest to OpCo and (iii) if requested by the Partnership, that certain Assignment and Assumption Agreement dated the date hereof between LD 10 and Landmark Infrastructure Asset OpCo LLC, evidencing the assignment of certain Assets to Landmark Infrastructure Asset OpCo LLC, each substantially in the form of Exhibit C.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Cash Consideration” has the meaning set forth in Section 2.2(c).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of Landmark Infrastructure Partners GP LLC, the general partner of the Partnership.

“Credit Facility Amendment Agreement” means that certain Amendment Agreement, dated as of the date hereof, among the Sponsor, the Partnership, Suntrust Bank and the other parties thereto.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means any applicable United States federal, state, provincial or local law, statute, ordinance, regulation, permit or valid and legally-binding order of any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the release or disposal of Hazardous Substances. For purposes of this definition, “Environmental Law” shall include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Liabilities” means those liabilities and obligations, first arising prior to the Closing Date, related to the Assets referred to in Schedule 3.16.

“Environmental Permits” means any permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of all Governmental Authorities issued under any Environmental Law.

“Fund F” has the meaning set forth in the preamble.

“Fund F Facility” means that certain Credit Agreement, dated as of February 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Fund F Credit Agreement”) among Landmark Dividend Growth Fund — F, LLC, LD Acquisition Company 10 LLC, and Texas Capital Bank, N.A. as administrative agent.

“Fund F Indebtedness” means $24,469,998, representing a portion of the outstanding indebtedness under the Fund F Facility.

“Fund F Indemnitees” has the meaning set forth in Section 9.2.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof.

“Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or special waste under any applicable Environmental Law, including petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls and friable asbestos and asbestos-containing materials.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“LD 10” has the meaning set forth in the recitals.

“Lien” means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

“Loss” has the meaning set forth in Section 9.1.

“Membership Interest” has the meaning set forth in the recitals.

“OpCo” has the meaning set forth in the recitals.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

“Outside Date” has the meaning set forth in Section 12.1(d).

“Partnership” has the meaning set forth in the preamble.

“Partnership Indemnitees” has the meaning set forth in Section 9.1.

“Party” has the meaning set forth in the preamble.

“Permitted Liens” means:

(a)                                 Liens for current period Taxes which are not yet due and payable, or are otherwise being contested in good faith;

(b)                                 inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable;

(c)                                  minor defects, irregularities in title, easements, encroachments, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have an adverse effect on the ability of the Partnership or OpCo to use or enjoy the benefits of the Assets in the manner previously owned or used by Fund F and (ii) do not materially impair the value of the Assets;

(d)                                 Liens securing the Fund F Facility which shall be assigned as of the Closing Date;

(e)                                  Liens securing any financing of the Partnership or OpCo;

(f)                                   Liens affecting a fee owner’s interest in any real property or land that is subject to an easement, right of way, leasehold interest or similar right to use and/or occupy such real property and/or land held by Fund F so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement or legal or equitable right in which the holder of such easement, right of way, leasehold interest or similar right is recognized and protected); and

(g)                                  the Liens set forth on Schedule 1.1.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Property Tax” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Real Property Interest” has the meaning assigned to such term in the definition of “Assets.”

“Rent and A/R” has the meaning set forth in Section 13.4(a)(i).

“Retained Liabilities” means those liabilities and obligations set forth on Schedule 1.1(a).

“Scheduled Asset” has the meaning assigned to such term in the definition of “Assets.”

“Securities Act” has the meaning set forth in Section 3.18(a).

“Sponsor” has the meaning set forth in the preamble.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Consideration” has the meaning set forth in Section 2.4.

“Unit Consideration” has the meaning set forth in Section 2.2(a).

“Units” means 1,266,317 common units representing limited partner interests in the Partnership.

1.2                               Interpretation.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Except as this Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended.  The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires.  The words “shall” and “will” are used interchangeably and have the same meaning.  The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.  Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends.  Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive.  References to a Person are also to its successors and/or permitted assigns, if any.  All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

ARTICLE 2
CONTRIBUTION

2.1                               Contribution of Assets.  Subject to the terms and conditions set forth herein, Fund F agrees to contribute, assign, transfer, convey and deliver to the Partnership, and the Partnership agrees to accept the contribution of the Membership Interest, free and clear of any Lien other than the Permitted Liens.

2.2                               Consideration.  The consideration for the contribution of the Membership Interest shall be equal to the following:

(a)                                 the Units issued to Fund F (the “Unit Consideration”);

(b)                                 the assumption of Fund F Indebtedness pursuant to the Credit Facility Amendment Agreement, executed on the date hereof; and

(c)                                  $509,898  in cash, subject to adjustment as set forth in Section 13.4, (the “Cash Consideration”).

2.3                               Tax Treatment.  Fund F and the Partnership intend that the contribution made pursuant to this Article 2 shall, except as otherwise required by Section 707(a)(2)(B) of the Code and its implementing Treasury regulations, be treated as a contribution in exchange for a partnership interest in a transaction consistent with the requirements of Section 721(a) of the Code.  Fund F and the Partnership further intend that the Cash Consideration shall be paid to reimburse Fund F for capital expenditures described in Section 1.707-4(d) of the Treasury regulations to the extent such distribution does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury regulations.

2.4                               Allocation.  To the extent any portion of the consideration is taxable, such amount (the “Taxable Consideration”) shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by Fund F to the Partnership within 60 days after the Closing Date for the Partnership’s approval, which approval shall not be unreasonably withheld.  Fund F and the Partnership shall work in good faith to resolve any disputes relating to the Allocation.  If the consideration is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by Fund F and the Partnership.  Fund F and the Partnership shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation.  Neither Fund F nor the Partnership shall take any Tax position inconsistent with such Allocation and neither Fund F nor the Partnership shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Fund F or the Partnership from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Fund F nor the Partnership shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation.

2.5                               Non-Assignable Assets.  Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to OpCo of any Asset (i) would result in a violation of applicable law, (ii) cannot be effected due to any defect in the chain of title of such Asset (including the failure of Landmark  or Fund F or LD 10 to have marketable title to any Asset), or  (iii) would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 10 and Article 11, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, Landmark and OpCo shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver.  To the extent that any Asset or Assumed Liability cannot be transferred to OpCo at the Closing or any transfer is later voided or diminished due to a cause of the type described in clauses (i), (ii) or (iii) of the first sentence of this

Section 2.5, Landmark and OpCo shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and operational equivalent of the transfer of such Asset or Assumed Liability to OpCo as of the Closing and the performance by OpCo and Landmark of their respective obligations with respect thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FUND F

Fund F represents and warrants as of the date hereof and as of the Closing Date as follows:

3.1                               Organization of Fund F.  Fund F is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not have a material adverse effect.

3.2                               Authority and Action.  Fund F has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  Fund F has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be executed and delivered by Fund F pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Fund F enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

3.3                               No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument or agreement) by Fund F does not, and the consummation of the transactions contemplated hereby and the performance by Fund F of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the organizational documents of Fund F or LD 10; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon any Asset or the Membership Interest, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Fund F or LD 10 is a party, or by which Fund F or LD 10 is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  Except as set forth on Schedule 3.3, no consent, approval, waiver or authorization is required to be obtained by Fund F or LD 10 from any Person in connection with the execution, delivery and performance by Fund F of this Agreement and the consummation of the transactions contemplated hereby.

3.4                               Title to Assets.  LD 10 owns and has good and marketable title to all of the Assets, free and clear of Liens other than the Permitted Liens.  LD 10 owns no assets other than the Assets.

3.5                               Membership Interest.  Fund F owns and has good and marketable title to the Membership Interest, free and clear of Liens other than Permitted Liens. The Membership Interest has been duly authorized, validly issued, fully paid, and nonassessable, except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act.  The Membership Interest constitutes all of the outstanding ownership interest in LD 10, and there is no purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right with respect to the Membership Interest under any provision of applicable law, the organizational documents of LD 10 or any contract to which LD 10 or Fund F is party or by which any of their assets are bound. There are no rights or contracts

(including options, calls, warrants, or preemptive rights) obligating LD 10 to issue, sell, pledge, dispose of or encumber any of its equity interests. There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation or similar rights affecting any equity interest of LD 10 or any securities that are convertible, exercisable or exchangeable into any equity interest of LD 10. Other than this Agreement and the LD 10 organizational documents, there are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any equity interest of LD 10 (or any security convertible, exercisable or exchangeable into same).

3.6                               Contracts/Agreements.

(a)                                 Fund F has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the Assets or LD 10, including the Amended and Restated Limited Liability Company Agreement of LD 10 in effect as of the date hereof.

(b)                                 Since November 23, 2011, LD 10 has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the Assets.

(c)                                  At no time since November 23, 2011 and prior to the Effective Date has LD 10 or any of its Affiliates delivered or received notice of a breach or default by either LD 10 or any counterparty under any material contract or agreement relating to any of the Assets or notice of any fact, condition or circumstance that would constitute a breach or default by either LD 10 or other counterparty under any material contract or agreement relating to any of the Assets.

(d)                                 Neither Fund F nor LD 10 have received notice of any intent or desire to terminate, amend or modify any material contract or agreement relating to any of the Assets or abandon or surrender any interest held by the counterparty under any material contract or agreement relating to any of the Assets.

(e)                                  Each contract that is an Asset constitutes the valid and binding obligation of LD 10 and, to LD 10’s knowledge, as applicable, the other party or parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, and is in full force and effect in all material respects.

3.7                               LD 10 Financial Statements.

(a)                                 Fund F has delivered to the Partnership (i) the audited consolidated financial statements, which include the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years ended December 31, 2014 and December 31, 2013 and for the period from November 23, 2011 (Inception) to December 31, 2012 (the “Audited Financial Statements”), and (ii) the unaudited interim consolidated balance sheet as of September 30, 2015 and consolidated statement of operations, changes in members’ capital, and cash flows for the nine months ended September 30, 2015 (the “Interim Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case, with respect to Fund F. Since September 30, 2015, there has been no material change in the Financial Statements.

(b)                                 The Audited Financial Statements have been prepared from the books and records of Fund F in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

3.8                               LD 10 Organizational Documents.  Attached hereto as Exhibit B is the Amended and Restated Limited Liability Agreement of LD 10 which agreement is in full force and effect and is the only agreement in effect with respect to the matters described therein.

3.9                               No Subsidiaries; No Employees.  LD 10 does not own, or have any interest in any shares or have an ownership interest in any other Person.  LD 10 does not have and has not ever had, any employees.

3.10                        Compliance.  Fund F’s ownership of the Membership Interest and LD 10’s ownership and operation of the Assets is and has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and neither Fund F, LD 10 nor any of their Affiliates has received notice from any Governmental Authority asserting any act of non-compliance.

3.11                        Information.

(a)                                 Fund F has not intentionally withheld disclosure from the Conflicts Committee or its advisers of any fact that would have a material adverse effect upon the Partnership, LD 10 or the Assets (or the value thereof).

(b)                                 The projections and budgets provided to the Conflicts Committee (including those provided to Duff & Phelps Corporation, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the current expectations of Fund F and its managing member.

(c)                                  All historical financial information related to the Assets provided to the Conflicts Committee (including provided to Duff & Phelps Corporation, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement is consistent with and derived from Fund F’s books and records.

3.12                        Litigation.  There is no suit, action, claim, arbitration, administrative or legal or other proceeding (including eminent domain, zoning or other land use regulation) or governmental investigation (“Action”) pending or, to Fund F’s knowledge, threatened against Fund F, its Affiliates, LD 10, or the Assets that affect the ownership of the Assets or that would prevent the consummation of the transactions contemplated by this Agreement.

3.13                        Brokers.  Neither Fund F nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which LD 10, the Partnership or any of its respective Affiliates will be liable.

3.14                        No Adverse Changes.  From October 29, 2015 to the date of this Agreement, except for changes in the Ordinary Course of Business or due to matters that generally affect the economy or the industry in which Fund F or LD 10 are engaged, there have been no changes in the Assets that would, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the Assets.

3.15                        Taxes.

(a)                                 All Tax Returns that are required to be filed by or with respect to LD 10 or the Assets prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects. All Taxes due and payable by or with respect to LD 10 or the Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by LD 10.  No examination, audit, claim, assessment, levy or administrative or judicial proceeding regarding any of the Tax Returns described in this Section 3.15 or any Taxes of or with respect to LD 10 or the Assets are currently pending or have been proposed in writing or have been threatened.  No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to LD 10 or the Assets or any Tax Returns of or with respect to LD 10 or the Assets.  LD 10 is properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(b)                                 At least 90% of the gross income generated from the Assets and LD 10 is “qualifying income” (as defined in Section 7704(d) of the Code).

3.16                        Environmental.

(a)                                 Except as set forth on Schedule 3.16, LD 10 is and has been in compliance with all applicable Environmental Laws.

(b)                                 Except as set forth on Schedule 3.16, LD 10 has obtained, has complied with, and is in compliance with all material Environmental Permits that are required pursuant to Environmental Laws for the occupation of its Assets and the operation of the business, and all such Environmental Permits are in full force and effect, free from material breach.

(c)                                  Except as set forth on Schedule 3.16, there are no suits, claims or proceedings pending or, to Fund F’s knowledge, threatened against LD 10 or the Assets alleging any violation of, or liability under, any Environmental Law, Environmental Permit or any indemnity obligations for which the Partnership or any of its Affiliates will be responsible or liable after Closing.

(d)                                 Except as set forth on Schedule 3.16, LD 10 is not, and none of the Assets are, subject to any decree, order or judgment requiring the investigation or cleanup of any Hazardous Substance under any Environmental Law or Environmental Permit at any real property or facility currently or formerly owned by LD 10 (or in which LD 10 owns or owned an interest), or included in the Assets.

(e)                                  Except as set forth on Schedule 3.16, to Fund F’s and LD 10’s knowledge, there is not now, and there has not been, any Hazardous Substance (i) used, generated, treated, stored, transported, disposed of, released, or handled on any owned, leased or easement property owned (now or at any time) by LD 10 or included in the Assets except in full compliance with Environmental Law and Environmental Permits or (ii) otherwise existing on, under, about or emanating from or to any property included in the Assets except in full compliance with Environmental Law and Environmental Permits.

(f)                                   The transactions contemplated hereby will not result in any material liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to the New Jersey Industrial Site Recovery Act.

(g)                                  Except as set forth on Schedule 3.16, neither LD 10 nor Fund F has, either expressly or by operation of law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

3.17                        Matters Regarding LD 10.

(a)                                 LD 10 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not have a material adverse effect on LD 10 or its assets.

(b)                                 LD 10 has no obligations or liabilities that would have been required to be reflected in, reserved against or otherwise described on the Audited Financial Statements, other than those incurred in the Ordinary Course of Business in connection with the ownership and operation of the Assets.

(c)                                  LD 10 has, and is in compliance with, all applicable permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of all Governmental Authorities required for its ownership and operation of the Assets.

3.18                        Restricted Securities.

(a)                                 Fund F (i) is an “accredited investor” (“Accredited Investor”) as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.  Fund F is not an entity formed for the specific purpose of acquiring the Units.

(b)                                 Fund F understands that the Units are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such laws and applicable regulations the Units may be resold without registration under the Securities Act only in certain limited circumstances. Fund F acknowledges and agrees that the Units will, when issued and if evidenced by a certificate, include a restrictive legend.

3.19                        Indebtedness.  Except for indebtedness under the Fund F Facility, LD 10 does not have, and is not a guarantor with respect to, any other Indebtedness.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of the Partnership.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except where a failure to be so qualified would not have a material adverse effect.

4.2                               Authority and Action.  The Partnership has the limited partnership power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  The Partnership has taken or will take all necessary and appropriate limited partnership action to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be delivered by the Partnership pursuant hereto will be, when so executed and delivered, a valid and binding obligation of the Partnership, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

4.3                               No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument) by the Partnership does not, and the consummation of the transaction contemplated hereby and the performance by the Partnership of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited partnership agreement of the Partnership; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon any Asset, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which the Partnership is a party, or by which the Partnership is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  No consent, approval, waiver or authorization is required to be obtained by the Partnership from any Person in connection with the execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby.

4.4                               Litigation.  There is no Action pending or, to the Partnership’s knowledge, threatened against the Partnership that would prevent the consummation of the transactions contemplated by this Agreement or the ownership of the Membership Interest by the Partnership following the Closing.

4.5                               Brokers.  Except for Duff & Phelps Corporation, the fees and expenses of which will be paid by the Partnership or its Affiliates, neither the Partnership nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which Fund F or any of its Affiliates will be liable.

4.6                               Units.  The Units have been duly authorized by all necessary limited partner action of the Partnership and, when issued to Fund F in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.  When issued to Fund F, the Units will be free and clear of all Liens, except as set forth in the First Amended and Restated Limited Partnership Agreement of the Partnership.

4.7                               Restricted Security.

(a)                                 The Partnership (i) is an Accredited Investor, (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Membership Interest, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment, and (iii) is acquiring the Membership Interest only for its own account and not for the account of others, and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof.  The Partnership is not an entity formed for the specific purpose of acquiring the Membership Interest.

(b)                                 The Partnership understands that the Membership Interest is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from Fund F in a transaction not involving a public offering and that under such laws and applicable regulations the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances.

ARTICLE 5
DISCLAIMER OF WARRANTIES

5.1                               Disclaimer of Warranties by Fund F.  Except as expressly set forth in Article 3, Fund F makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, member, director, employee, agent or consultant of Fund F or its Affiliates.  EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN ARTICLE 3, THE SALE OF THE MEMBERSHIP INTEREST (INCLUDING THE ASSETS) TO THE PARTNERSHIP IS ON AN “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

5.2                               Disclaimer of Warranties by the Partnership.  Except as expressly set forth in Article 4, the Partnership makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of the Partnership or its Affiliates.

ARTICLE 6
PRE-CLOSING COVENANTS

Approvals and Consents.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including giving any notices to, making any filings with, and obtaining any required authorizations, consents and approvals of Governmental Authorities or other third parties.

ARTICLE 7
POST-CLOSING COVENANTS

7.1                               General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

7.2                               Title Policy.  Fund F shall exercise commercially reasonable efforts to deliver to the Partnership a 2006 ALTA standard owner’s policy of title insurance (or the equivalent if such form is not available with respect to any particular jurisdiction) from Fidelity National Title Insurance Company (or another nationally recognized insurance company) for each Real Property Interest in an Asset that insures LD 10’s interest in and thereto, subject, in each case, to the pre-printed exceptions to such policy and the Permitted Liens.

7.3                               Unit Consideration.  If Fund F is unable to confirm that one or more of its members is an Accredited Investor (either by a failure of such member to return a fully-completed and executed investor questionnaire, failure by such member to meet the requirements of an Accredited Investor set forth in Rule 501 of the Securities Act or otherwise), then Fund F agrees that it (i) shall only distribute to such member its pro rata portion of the Cash Consideration and (ii) shall not distribute, transfer or assign any Unit to any such member.

ARTICLE 8
TAX MATTERS

8.1                               Taxes and Tax Returns.

(a)                                 Fund F and the Partnership agree that the income related to the Assets for the period prior to the Closing Date will be reflected on the federal income Tax Return of Fund F and that the partners of Fund F shall bear the liability for any federal income Taxes associated with such income.  Fund F and the Partnership further agree that the income related to the Assets for the period on and after the Closing Date will be reflected on the federal income Tax Return of the Partnership and that the partners of the Partnership shall bear the liability for any federal income Taxes associated with such income.

(b)                                 Fund F and the Partnership agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets (as available or within Fund F’s or the Partnership’s control, as applicable), including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Fund F, LD 10 or the Partnership, as applicable, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Fund F and the Partnership shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to LD 10 or the Assets for a period of at least seven years following the Closing Date.  Fund F and the Partnership shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving LD 10, the Assets or the Allocation.

8.2                               Audits.  Fund F shall promptly notify the Partnership in writing upon receipt by Fund F of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of LD 10 that reasonably may be expected to relate to or give rise to a Lien on the Assets.  Each of the Partnership and Fund F shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

8.3                               Tax Treatment of Indemnification Payments.  Any payments made to any Party pursuant to Article 9 shall constitute an adjustment of the consideration received pursuant to Section 2.2 for Tax purposes and shall be treated as such by Fund F and the Partnership on their Tax Returns to the extent permitted by law.

ARTICLE 9
INDEMNIFICATION

9.1                               Indemnification by Fund F and the Sponsor.  Subject to Section 9.3, from and after the Closing Date, Fund F and the Sponsor, jointly and severally, will indemnify, defend and hold harmless the Partnership, the Partnership’s Affiliates and each of their respective partners, directors, members, officers, employees, and representatives (the “Partnership Indemnitees”), from and against any losses, liabilities, Liens, costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Loss”) actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)                                 the breach of any representation, warranty or covenant of Fund F contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach;

(b)                                 any claim for Taxes relating to LD 10 or any Asset for any period prior to the Closing Date (except to the extent LD 10 has properly accrued for such Taxes or the Partnership has otherwise received a proration credit or adjustment hereunder);

(c)                                  the Retained Liabilities;

(d)                                 any liabilities or obligations of LD 10 or with respect to the assets arising from the failure to obtain the required items set forth on Schedule 3.3;

(e)                                  the Environmental Liabilities; and

(f)                                   any other liabilities or obligations of LD 10 or with respect to the Assets first arising prior to the Closing Date, excluding the Retained Liabilities and the Environmental Liabilities.

If Fund F liquidates or ceases to exist, Fund F covenants that it will, before such liquidation or cessation of existence, reserve an amount in cash reasonably sufficient to satisfy any remaining indemnification obligations under this Section 9.1 or transfer any such remaining indemnification obligations to an Affiliate with adequate resources to satisfy all such remaining indemnification obligations.

9.2                               Indemnification by the Partnership.  Subject to Section 9.3, from and after the Closing, the Partnership will indemnify, defend and hold harmless Fund F, Fund F’s Affiliates, including the Sponsor, and their respective directors, members, officers, employees and representatives (the “Fund F Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)                                 the breach of any representation, warranty or covenant of the Partnership contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach;

(b)                                 any claim for Taxes relating to LD 10 or any Asset for any period from and after the Closing Date or for which the Partnership has otherwise received a proration credit or adjustment hereunder for any period prior to the Closing Date; or

(c)                                  any liabilities or obligations of LD 10 or with respect to the Assets arising after the Closing Date, except for those contemplated by Section 9.1(c), Section 9.1(d) or Section 9.1(e).

9.3                               Limitations on Indemnities.

(a)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement, other than those contained in Sections 3.15, and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect for a period of one year from the Closing Date.  Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed. The representations and warranties contained in Section 3.15, and the covenants and agreements contained in Article 8 shall survive until the expiration of sixty (60) days after the end of the applicable statute of limitations period.

(b)                                 To the extent the Partnership Indemnitees are entitled to indemnification for Losses pursuant to Section 9.1, (i) Fund F and the Sponsor shall not be liable for any Losses until the aggregate amount of all Losses exceeds $220,000  in which event Fund F and the Sponsor shall only be required to pay or be liable for Losses in excess of such amount, and (ii) Fund F’s and the Sponsor’s aggregate liability to the Partnership Indemnitees shall not exceed $2,200,000; provided, however, that such limitations shall not apply to (x) breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.13, 3.15, 3.17(a), (y) breaches of the covenants and agreements contained in Sections 7.2, 13.4 and 13.5 and Article 8 or (z) the indemnification obligations set forth in Sections 9.1(c), 9.1(e) and 9.1(f); provided further that the limitation in clause (i) above shall not apply to Losses pursuant to Section 9.1(e).

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE PAID TO AN UNAFFILIATED THIRD PARTY.  ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

9.4                               Indemnification Procedures.  A Fund F Indemnitee or Partnership Indemnitee, as the case may be (for purposes of this Section 9.4, an “Indemnified Party”), shall give the indemnifying party under Section 9.1 or Section 9.2, as applicable (for purposes of this Section 9.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such failure.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.

The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE 10
CONDITIONS PRECEDENT TO FUND E’S OBLIGATIONS

Each and every obligation of Fund F under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

10.1                        Representations and Warranties; No Default.  The representations and warranties of the Partnership set forth in Article 4 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

10.2                        Covenants.  The Partnership shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

10.3                        Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against Fund F by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

10.4                        Waiver.  Fund F may waive any condition specified in this Article 10 if it executes a writing so stating at or before the Closing.

ARTICLE 11
CONDITIONS PRECEDENT TO THE PARTNERSHIP’S OBLIGATIONS

Each and every obligation of the Partnership under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

11.1                        Representations and Warranties.  The representations and warranties of Fund F set forth in Article 3 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

11.2                        Covenants.  Fund F shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

11.3                        Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against the Partnership by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

11.4                        Waiver.  The Partnership may waive any condition specified in this Article 11 if it executes a writing so stating at or before the Closing.

ARTICLE 12
TERMINATION

12.1                        Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                 By mutual written consent of the Partnership and Fund F.

(b)                                 By the Partnership or Fund F if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement under Section 12.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c)                                  By the Partnership if there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on the Membership Interest.

(d)                                 By the Partnership if the Closing shall not have occurred by December 31, 2015 (the “Outside Date”); provided that such right to terminate this Agreement under this Section 12.1(d) shall not be available to the Partnership if the Partnership has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(e)                                  By Fund F if the Closing shall not have occurred by the Outside Date; provided that such right to terminate this Agreement under this Section 12.1(e) shall not be available to Fund F if Fund F has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(f)                                   By the Partnership if at any time the representations and warranties of Fund F contained in this Agreement shall fail to be true and correct or Fund F shall at any time have failed to perform and comply with all agreements and covenants of Fund F contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 11.1 or Section 11.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of Fund F’s receipt of written notice thereof from the Partnership or, if earlier, the Outside Date.

(g)                                  By Fund F if at any time the representations and warranties of the Partnership contained in this Agreement shall fail to be true and correct or the Partnership shall at any time have failed to perform and comply with all agreements and covenants of the Partnership contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 10.1 or Section 10.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the receipt of written notice thereof by the Partnership from Fund F or, if earlier, the Outside Date.

12.2                        Notice of Termination.  The Partnership may exercise its right to terminate this Agreement by giving written notice of termination from time to time to Fund F specifying the basis for the Partnership’s termination.  Fund F may exercise its right to terminate this Agreement by giving written notice thereof from time to time to the Partnership specifying the basis for Fund F’s termination.

12.3                        Effect of Termination.  If this Agreement is terminated pursuant to the provisions of this Article 12, this Agreement shall become void and have no effect, and there shall be no further liability on the part of the Partnership or Fund F to any Person in respect of this Agreement; provided, however, the covenants and agreements contained in Article 14 and in this Section 12.3 shall survive the termination of this Agreement; provided further, except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

ARTICLE 13
CLOSING

The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously.

13.1                        Subject to satisfaction or waiver of the conditions set forth in Article 10 and Article 11, the Closing of the transactions contemplated by this Agreement shall occur on November 18, 2015 or, if all of the conditions set forth in Article 10 and Article 11 are not satisfied or waived by such date, such other date as the Parties may agree (the “Closing Date”).

13.2                        At the Closing, Fund F shall deliver to the Partnership:

(a)                                 such customary instruments of transfer and conveyance, including the Assignment Agreement, as necessary to vest all right, title and interest of Fund F in and to the Membership Interest to the Partnership;

(b)                                 all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and any state or local equivalent thereof;

(c)                                  copies of documents, including all leases, grants of easements and non-disturbance agreements relating to the Assets, including any amendments, guarantees or other documents relating thereto;

(d)                                 a settlement statement mutually approved by the Parties;

(e)                                  the executed counterpart to the Credit Facility Amendment Agreement and other ancillary agreements thereto;

(f)                                   an executed payoff letter from the administrative agent under the Fund F Facility, evidencing the payoff of all indebtedness under the Fund F Facility, the release of liens, and authorizing the filing of UCC-3 termination statements; and

(g)                                  each other document or instrument specified in or as may be reasonably required by this Agreement.

13.3                        At Closing, the Partnership shall deliver to Fund F:

(a)                                 the Units, in certificated or book-entry form;

(b)                                 the Cash Consideration, in immediately available funds to an account or accounts designated by Fund F;

(c)                                  the executed counterpart to the Credit Facility Amendment Agreement and other ancillary agreements thereto;

(d)                                 the executed counterpart to the Assignment Agreement, necessary to vest all right, title and interest of Fund F in and to the Membership Interest to the Partnership,

(e)                                  the Assignment Agreement necessary to vest all right, title and interest of the Partnership in and to the Membership Interest to OpCo, and such other customary instruments of transfer and conveyance, including, if requested by the partnership, the Assignment and Assumption Agreement between LD 10 and Landmark Infrastructure Asset OpCo LLC, necessary to vest all right, title and interest of LD 10 in and to certain of the Assets to Landmark Infrastructure Asset OpCo LLC;

(f)                                   a settlement statement mutually approved by the Parties; and

(g)                                  each other document or instrument specified in or as may be reasonably required by this Agreement.

13.4                        Credits and Prorations.

(a)                                 General Matters.  All income and expenses relating to the Assets shall be apportioned as of 12:01 a.m., Los Angeles time, on the day of Closing, Fund F being charged and credited for the same prior to such date and time, and the Partnership being charged and credited for the same on and after such date and time.  Such prorated items include the following:

(i)                                     all rents and other accounts receivables payable with respect to the Assets (“Rents and A/R”) received by the Closing, if any;

(ii)                                  all Property Taxes for which LD 10 has not properly accrued; and

(iii)                               utility charges for which LD 10 is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or, if unmetered, on the basis of a current bill for each such utility.

(b)                                 Specific Matters.  Notwithstanding anything contained in this Section 13.4:

(i)                                     Any Property Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If any Property Taxes due and payable during the year of Closing have not been paid before Closing or properly accrued for by LD 10, Fund F shall be charged at Closing an amount equal to that portion of such Property Taxes which relates to the period before Closing, and LD 10 shall pay, or cause to be paid, such Property Taxes prior to their becoming delinquent.  Any such apportionment made with respect to a Property Tax year for which the Property Tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the Property Tax rate or assessed valuation fixed.  To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves within thirty 30 days after such amounts are determined following Closing, subject to the provisions of Section 13.4(c) below.  The Partnership shall pay all supplemental Property Tax resulting from the change in ownership and reassessment, if any, occurring as the result of the Closing pursuant to this Agreement;

(ii)                                  Charges referred to in clause (i) above that are payable by any third party (as opposed to Fund F, the Partnership or LD 10) shall not be apportioned hereunder, and the Partnership and LD 10 shall look solely to the third party responsible therefor for the payment of such charges.  If Fund F shall have paid any of such charges on behalf of any third party to which it is entitled to reimbursement, and shall not have been reimbursed therefor by the time of Closing, the Partnership shall credit to Fund F an amount equal to all such charges so paid by Fund F;

(iii)                               Unpaid and delinquent Rents and A/R collected by Fund F or the Partnership, as the case may be, after the date of Closing shall be delivered as follows: (1) if Fund F collects any unpaid or delinquent Rents and A/R for the Assets, Fund F shall, within 15 days after the receipt thereof, deliver to the Partnership any such Rents and A/R which the Partnership is entitled to hereunder relating to the date of Closing and any period thereafter, and (2) if the Partnership or LD 10 collects any unpaid or delinquent Rents and A/R, the Partnership shall, within 15 days after the receipt thereof, deliver to Fund F any such Rents and A/R which Fund F is entitled to hereunder relating to the period prior to the date of Closing.  The Parties agree that (i) all Rents and A/R received by either Party (or LD 10) within the first 30 day period after the date of Closing shall be applied first to delinquent Rents and A/R, if any, in the order of their maturity, and then to current Rents and A/R, and (ii) all Rents and A/R received by either Party (or LD 10) after the first 30 day period after the date of Closing shall be applied first to current Rents and A/R and then to delinquent Rents and A/R, if any, in the inverse order of maturity.  The Partnership will use commercially reasonable efforts after Closing to collect all Rents and A/R in the Ordinary Course of Business, but neither the Partnership nor LD 10 will be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents and A/R.  If there shall be any Rents and A/R which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after, then any Rents and A/R of such type received by either Party (or LD 10) shall, to the extent applicable to a period extending through the Closing, be prorated between Fund F and the Partnership as of Closing and Fund F’s portion thereof shall be remitted promptly to Fund F by the Partnership together with a reasonably detailed accounting from the Partnership.

(c)                                  Final Adjustments.  Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the Parties’ reasonable estimates of such amount and current receipts, and shall be the subject of a final proration 60 days after Closing, or as soon thereafter as the precise amounts can be ascertained.  The Partnership shall promptly notify Fund F when it becomes aware that any such estimated amount has been ascertained.  Once all revenue and expense amounts have been ascertained, the Parties shall jointly and in good faith prepare a final proration statement, which final proration statement when agreed upon by the Parties, shall be conclusively deemed to be accurate and final.

(d)                                 Survival.  The provisions of this Section 13.4 shall survive Closing.

13.5                        Closing Costs.  The following costs of Closing shall be allocated between Fund F and the Partnership as follows:

(a)                                 All fees associated with reissuance of title policies delivered to the Partnership pursuant to Section 7.2 shall be paid by the Partnership;

(b)                                 All other title fees and premiums, all recordation fees, and all transfer, stamp, excise or similar taxes imposed by the state, county or city in connection with the transaction shall be divided equally and paid by Fund F and the Partnership at Closing;

(c)                                        All sales or similar Taxes shall be paid by the Partnership; and

(d)                                       Each party shall bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement.

The provisions of this Section 13.5 shall survive the Closing.

ARTICLE 14
MISCELLANEOUS

14.1                        Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns.  The Partnership’s rights under this Agreement may not be assigned other than to a wholly-owned subsidiary of the Partnership, without the prior written consent of Fund F, which consent may be withheld for any reason, and Fund F’s rights under this Agreement may not be assigned, without the prior written consent of the Partnership, which consent may be withheld for any reason.  Any purported assignment in violation of the foregoing shall be void ab initio.

14.2                        Entire Understanding, Headings and Amendment.  This entire Agreement and the attached Exhibits and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties, and supersede all previous agreements of any sort.  Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.  This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties.

14.3                        Rights of Third Parties.  This Agreement shall not be construed to create any Lien on the Assets or to create any express or implied rights in any persons other than the Parties, except as provided for the indemnification of the Partnership Indemnitees and the Fund F Indemnitees in Article 9.

14.4                        Notices.  All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission.  Any notice sent shall be addressed as follows:

(a)                                 If to Fund F or the Sponsor:

Landmark Dividend LLC
2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245
Attn:  General Counsel

(b)                                 If to the Partnership:

Landmark Infrastructure Partners GP LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attn:  Chief Financial Officer

Any notice required hereunder shall be effective when sent if given in the manner set forth above.

14.5                        Choice of Law; Mediation; Submission to Jurisdiction.

(a)                                 This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b)                                 Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts, (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14.4.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

14.6                        Time of the Essence.  Time is of the essence in the performance of this Agreement in all respects.  If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.

14.7                        Waiver and Severability.

(a)                                 No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by both Parties.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time.  The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement.  The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b)                                 Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

14.8                        Costs and Expenses.  Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

14.9                        Counterpart Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

Landmark Dividend Growth Fund - F LLC

By: Landmark Dividend Management LLC, its managing member

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

Landmark Infrastructure Partners LP

By: Landmark Infrastructure Partners GP LLC, its general partner

By:	/s/ Daniel E. Rebeor
Name:	Daniel E. Rebeor
Title:	Senior Vice President

Solely with respect to Article 9:
Landmark Dividend LLC

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

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